Exhibit 99.1
                                                                    ------------

Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., October 20, 2003 /PRNewswire-FirstCall via COMTEX/ -- First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank (the "Bank"), reported first quarter earnings of $252,000 for the quarter ended September 30, 2003, a 36.8 percent decrease from the $399,000 reported for the same period in fiscal 2003.

First quarter earnings represented 16 cents per average outstanding share (diluted), a decrease of 36.0 percent from the 25 cents for the quarter ended September 30, 2002. The company reacquired 113,334 shares of common stock during the intervening 12 months, and 70,436 option shares were exercised. As a result, average diluted shares were reduced to 1.56 million shares for the quarter for the first quarter of fiscal 2004 compared to 1.60 million shares for the same period last year. The Company's board of directors paid a semiannual dividend of 27 cents per outstanding share during the most recent quarter, a 58.8 percent increase from the same period in fiscal 2003.

The lower net income resulted primarily from a narrower net interest margin and increased overhead expenses. For example, net interest income for the quarter ended September 30, 2003, decreased 6.9 percent from the same period a year ago. This change was attributed to a 10.0 percent decline in interest income that was only partially offset by a 13.7 percent reduction in interest expenses. A falling interest rate environment over much of the past twelve months was primarily responsible for these changes.

Noninterest income increased $38,000 between the comparative quarters. This variance was attributed primarily to greater service fees and charges. At the same time, noninterest expenses for the quarter ended September 30, 2003, were
15.1 percent above the same period in fiscal 2003. A larger workforce together with a significant increase in the cost of providing retirement benefits were the major contributors to the higher noninterest expenses.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

First Bancorp of Indiana, Inc. and First Federal Savings Bank, an FDIC-insured federal stock savings bank, operate from headquarters in Evansville, Indiana.

CONTACT:   Harold   Duncan,   President  and  CEO,  First  Bancorp  of  Indiana,
812-423-3196.

                         First Bancorp of Indiana, Inc.
                        Consolidated Financial Highlights
                                 (in thousands)
                                                         9/30/2003    6/30/2003
                                                        ===========  ===========
Selected Balance Sheet Data:                            (unaudited)
----------------------------
Total assets                                              191,923      188,506
Investment securities                                         226            0
Mortgage-backed securities                                 25,622       31,957
Loans receivable, net                                     145,032      135,022
Deposit accounts                                          116,815      115,891
Long-term debt                                             42,333       40,333
Equity capital                                             29,756       29,906

                                                                Three months
                                                            ended September 30,

                                                           2003          2002
                                                        ===========  ===========
Selected Operating Data:                                (unaudited)  (unaudited)
------------------------
Interest income                                             2,573       2,859
Interest expense                                            1,114       1,292
                                                        -----------  -----------
Net interest income                                         1,459       1,567
Provision for loan losses                                      90         150
                                                        -----------  -----------
Net interest income after provision                         1,369       1,417
Noninterest income                                            487         449
Noninterest expense                                         1,483       1,289
                                                        -----------  -----------
Income before income taxes and cumulative
  effect of a change in accounting principle                  373         577
Income taxes                                                  121         178
Cumulative effect of change in accounting principle             0           0
                                                        -----------  -----------
Net income                                                    252         399

                                                                 At or for
                                                              the three months
                                                            ended September 30,


Selected Financial Ratios:                                 2003          2002
--------------------------                              ===========  ===========
Performance Ratios:                                     (unaudited)  (unaudited)
Return on average assets                                    0.52%       0.87%
Return on average equity                                    3.37%       5.23%
Basic earnings per share                                    0.17        0.26
Diluted earnings per share                                  0.16        0.25
Interest rate spread                                        3.09%       3.38%
Net interest margin                                         3.33%       3.73%
Other expenses as a % of average total assets               3.08%       2.81%

Asset Quality Ratios:
Nonperforming loans as a % of total loans                   0.28%       0.36%
Nonperforming assets as a % of total assets                 0.23%       0.26%
Allowance for loan losses as a % of total loans             0.78%       0.75%
Allowance for loan losses as a %
  of nonperforming loans                                  275.42%     206.55%

For further information:
Harold Duncan, Chairman & CEO
(812) 423-3196